EXHIBIT 99.1

NEWS RELEASE

Contact:

Ludger Viefhues

Chief Financial Officer

Mattson Technology, Inc.

(510) 492-5954

MATTSON TECHNOLOGY, INC. ANNOUNCES

FOURTH QUARTER AND 2004 YEAR-END FINANCIAL RESULTS

FREMONT, Calif., January 26, 2005 — Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today reported financial results for the fourth quarter and the full year of 2004, ended December 31, 2004.

Highlights of this report include:

•	Record bookings of $259 million, revenues of $252.8 million, and profits of $36.5 million for the year 2004.

•	Continued growth in earnings per share. This is the fifth consecutive quarter of increasing profitability, and the eighth consecutive quarter of improving EPS results.

•	Continued strength in gross margin for the year.

•	Cash, cash equivalents and short-term investments improved to $92.7 million at the end of 2004, in part from cash contributions from operations.

•	Integrated the Vortek acquisition and shipped the first Micro-Flash Anneal beta tool.

“Our record results in 2004 validate that Mattson has evolved into a leading and competitive player in our industry with an efficient and innovative business model,” said David L. Dutton, president and chief executive officer of Mattson Technology. “We won business from leading chipmakers in all geographic regions. We also introduced several new products, including the Aspen III ICPHT strip system, the low-pressure thermal (LPT) module and the second-generation 300 mm RTP system, the Helios.”

Dutton continued, “Our strip and RTP businesses grew 88 percent year-over-year, outpacing the industry’s growth rate. Our cyclically flexible enterprise business model allowed us to accommodate this growth rate in 2004 while holding our fixed expenses virtually flat compared with 2003. We believe that we are now better positioned than ever, and we expect our leadership in strip and RTP technologies to continue to drive further market share gains.”

Net sales for the fourth quarter ended December 31, 2004 were $71.4 million, a 5% increase from $68.0 million in the third quarter of 2004, and a 65% increase from $43.4 million in the fourth quarter of 2003. Net sales for the fourth quarters of 2004 and 2003 included royalties of $3.2 million and $3.0 million, respectively, related to the settlement of the patent infringement suit with Dainippon Screen Manufacturing Co., Ltd. (“DNS”).

Net income for the fourth quarter of 2004 was $15.7 million, or $0.30 per diluted share, compared to $10.2 million or $0.20 per share for the third quarter of 2004, and a net income of $1.1 million or $0.02 per share for the fourth quarter of 2003. Net income in the fourth quarter of 2004 increased by tax benefits of $5.8 million, or $0.11 per share, and decreased by $1.1 million, or $0.02 per share, as the result of an accounts receivable reserve.

Ludger H. Viefhues, chief financial officer, commented, “In the current environment of tight controls and in a period of peak shipments, we believe it is prudent to adopt the most conservative approach to all items on our financial statements.”

Shipments for the fourth quarter were $71.7 million, 14.7% more than the $62.5 million in the third quarter of 2004, and a 70.7% increase from $42.0 million in the fourth quarter of 2003.

Gross margin in the fourth quarter of 2004 was 44.2%, approximately one percentage point lower than 45.3% in the third quarter and up 2.5 percentage points over 41.7 % reported for the fourth quarter of 2003.

Net bookings for the fourth quarter of 2004 were $57.6 million, a 22.3% decrease from $74.1 million in the third quarter of 2004, and an 18.8% increase from $48.5 million in the fourth quarter of 2003.

Operating expenses for the fourth quarter were $23.4 million, an increase of $2.5 million from $20.9 million in expenses for the third quarter of 2004, and an increase of $6.8 million from $16.6 million in expenses for the fourth quarter of 2003. Research and development spending for the fourth quarter was $7.1 million, up 26% from $5.6 million in the third quarter, and up 66% from $4.3 million in the same period a year ago. Selling, general and administration spending for the fourth quarter of 2004 was $15.9 million, or $0.9 million higher than the $15.0 million in the third quarter, and $3.9 million higher than the $12.0 million in the same period a year ago. Higher R&D and SG&A expenses in the fourth quarter were due to variable expenses related to higher levels of business activity, our acquisition of Vortek and variable compensation related to improved business performance. In the fourth quarter of 2004, operating expenses as a percentage of net revenue was 32.8%, as compared with 30.7% in the previous quarter and 38.2% in the fourth quarter of 2003.

Deferred revenue, which represents tools shipped and awaiting customer acceptance, and pre-paid royalties received from DNS, was $30.3 million at the end of the fourth quarter of 2004, as compared with a balance of $32.1 million at the end of the third quarter of 2004, and $8.4 million lower than the balance of $38.7 million at the end of the fourth quarter of 2003. The sequential decrease in deferred revenue from the third quarter of 2004 resulted primarily from recognition of $3.2 million related to DNS royalties in the fourth quarter of 2004.

Cash, cash equivalents and short-term investments at the end of the fourth quarter of 2004 were $92.7 million, an increase of $11.7 million from $81.0 million at the end of the third quarter of 2004, and an increase of $15.1 million from $77.6 million at the end of the fourth quarter of 2003. Working capital at the end of the fourth quarter of 2004 increased to $130.3 million from $118.1 million at the end of the third quarter of 2004, and $56.9 million at the end of the fourth quarter of 2003.

Attached to this news release are preliminary unaudited condensed consolidated statements of operations and balance sheets.

Forward-Looking Guidance: New order bookings in the first quarter of 2005 are expected to range between $43 million and $49 million. First quarter 2005 revenues are expected to range between $49 million and $54 million. Gross margin in the first quarter is expected to be in the range of approximately 40% to 45%.

On Wednesday, January 26, 2005, at 2:30 p.m. (Pacific Time), Mattson will hold a conference call to review the following topics: fourth quarter and year-end 2004 financial results, current business conditions and the near-term business outlook. The conference call will be webcast via the Internet (www.mattson.com, under “Investors”), beginning at 2:30 p.m. Pacific Time (5:30 p.m. Eastern Time), January 26, 2005. In addition to the live webcast, a replay will be available to the public on the Mattson website for one week following the broadcast.

b. “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements regarding the company’s future prospects, including, but not limited to: anticipated bookings, revenue and margins for future periods. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the company’s products; customer acceptance of delivered products and the company’s ability to collect amounts due upon shipment and upon acceptance; the company’s ability to timely manufacture, deliver and support ordered products; the company’s ability to bring new products to market and to gain market share with such products;

customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the company’s competitors; the company’s ability to align its cost structure with market conditions; and other risks and uncertainties described in the company’s Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. Results for the quarter and year ended December 31, 2004 are preliminary and subject to adjustment. The company assumes no obligation to update the information provided in this news release.

About Mattson Technology, Inc.

Mattson Technology, Inc. is a leading supplier of semiconductor wafer processing equipment used in the fabrication of integrated circuits. The company’s dry strip and RTP equipment utilize innovative technology to deliver advanced processing capabilities on high-productivity platforms for the fabrication of current- and next-generation devices. Since beginning operations in 1989, the company’s core vision has been to help bring technology leadership and productivity gains to semiconductor manufacturers worldwide. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900. Fax: (510) 492-5911.

(consolidated financial tables follow)

MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Year Ended
	Dec. 31, 2004	Sep. 26, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Net sales	$71,447	$68,038	$43,376	$252,761	$174,302
Cost of sales	39,861	37,247	25,288	141,973	112,783

Gross margin	31,586	30,791	18,088	110,788	61,519

Operating expenses:
Research, development and engineering	7,099	5,616	4,272	23,069	22,988
Selling, general and administrative	15,882	14,956	11,983	57,181	54,292
Amortization of intangibles	444	328	328	1,429	2,151
Restructuring and other charges	—	—	—	—	489
Loss on disposition of Wet Business	—	—	—	—	10,257

Total operating expenses	23,425	20,900	16,583	81,679	90,177

Income (loss) from operations	8,161	9,891	1,505	29,109	(28,658)
Interest and other income (expense), net	1,682	307	(212)	1,914	653

Income (loss) before income taxes	9,843	10,198	1,293	31,023	(28,005)
Provision (benefit) for income taxes	(5,810)	1	208	(5,502)	350

Net income (loss)	$15,653	$10,197	$1,085	$36,525	$(28,355)

Net income (loss) per share:
Basic	$0.31	$0.20	$0.02	$0.75	$(0.63)

Diluted	$0.30	$0.20	$0.02	$0.73	$(0.63)

Shares used in computing net income (loss) per share:
Basic	50,688	49,922	45,245	48,838	44,997

Diluted	51,967	51,051	47,249	50,319	44,997

MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2004 (unaudited)	September 26, 2004 (unaudited)	December 31, 2003 (1)
ASSETS

Current assets:
Cash and cash equivalents	$89,653	80,489	$77,115
Marketable securities	2,488	—	—
Restricted cash	511	510	509
Accounts receivable, net	58,288	62,676	34,260
Advance billings	16,793	14,293	20,684
Inventories	43,509	51,688	27,430
Inventories - delivered systems	5,258	4,966	6,549
Prepaid expenses and other assets	11,233	15,480	12,995

Total current assets	227,733	230,102	179,542
Property and equipment, net	27,396	23,323	16,211
Goodwill	24,451	8,239	8,239
Intangibles, net	12,899	1,641	2,626
Other assets	948	1,142	769

Total assets	$293,427	$264,447	$207,387

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$19,122	$24,395	$21,340
Accrued liabilities	47,966	55,507	62,608
Deferred revenue	30,313	32,132	38,680

Total current liabilities	97,401	112,034	122,628

Long-term liabilities:
Deferred income taxes	4,640	623	1,055

Total long-term liabilities	4,640	623	1,055

Total liabilities	102,041	112,657	123,683

Stockholders’ equity:

Common stock	52	50	45
Additional paid-in capital	610,690	593,584	546,099
Accumulated other comprehensive income	16,027	9,192	9,468
Treasury stock	(2,987)	(2,987)	(2,987)
Accumulated deficit	(432,396)	(448,049)	(468,921)

Total stockholders’ equity	191,386	151,790	83,704

	$293,427	$264,447	$207,387

(1)	Derived from audited financial statements